EXHIBIT 16

                    [LETTERHEAD OF KELLY AND COMPANY]


  June 27, 2000




  Securities and Exchange Commission
  1150 Fifth Street, NW
  Washington, DC 20549

  Gentlemen:

  We have read the statements that Butler National
  Corporation included under Item 4 of Form 8-K, which was filed on June 28, 2000, regarding the recent change of auditors. We agree with such statements made regarding our firm. We previously provided the Company with our proposed adjusting entries accumulated to that date. Final discussions with the Company leading to resolution concerning these proposed adjusting entries did not occur. Up to the point of our dismissal, we did not have any disagreements on accounting principles or practices, financial statement disclosure or auditing scope or procedure.

  Recently, after discussions regarding the completion of the fiscal year 1999 audit and additional discussions about the resolution of unpaid fees in order to commence the fiscal year 2000 audit, the Company informed us that the Audit Committee and the Board of Directors had directed management not to incur any futher fees with us for the completion of the April 30, 1999 audit. In our then ongoing discussions, the Company indicated that it does not have the necessary resources to pay for our services.

  We have no basis to agree or disagree with other statements made under Item 4.

  Very truly yours,

  //Kelly and Company//